 Exhibit 21.1
Subsidiaries of Mueller Water Products, Inc.

State of
incorporation or
Entity	organization	Doing business as

Anvil International Holdings, LLC	Delaware	Anvil International (N.H.)
Anvil International, LC	Delaware	Anvil Int'l Ltd Partnership of Delaware
Anvil International LP of Delaware
AnvilStar, LLC	Delaware	NA
Echologics, LLC	Delaware	NA
Henry Pratt Company, LLC	Delaware	NA
Henry Pratt International, LLC	Delaware	NA
Hunt Industries, LLC	Delaware	NA
Hydro Gate, LLC	Delaware	NA
J.B. Smith Mfg Co., LLC	Delaware	NA
James Jones Company, LLC	Delaware	James Jones Company of Delaware, LLC
Jingmen Pratt Valve Co. Ltd.	China	NA
Millikin Valve, LLC	Delaware	NA
Mueller Canada Holdings Corp.	Canada	NA
Mueller Canada Ltd.	Canada	Anvil Canada; Echologics Engineering
Mueller Co. LC	Delaware	Mueller Co. Ltd., L.P.
Mueller Co. Ltd. (LP)
Mueller Flow, LLC
Mueller Financial Services, LLC	Delaware	NA
Mueller Group Co-Issuer, Inc.	Delaware	NA
Mueller Group, LLC	Delaware	NA
Mueller Co. International Holdings, LLC	Delaware	Mueller International Finance (N.H.)
Mueller International, LLC	Delaware	NA
Mueller Property Holdings, LLC	Delaware	NA
Mueller Service California, Inc.	Delaware	NA
Mueller Service Co., LLC	Delaware	NA
Mueller Systems, LLC	Delaware	NA
OSP, LLC	Delaware	NA
PCA-Echologices Pty Ltd.	Australia	NA
U.S. Pipe Valve & Hydrant, LLC	Delaward	NA